Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 10, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in LifeVantage Corporation’s Annual Report on Form 10-K for the year ended June 30, 2014.

EKS&H LLLP
November 19, 2014
Denver, Colorado